Exhibit 99.1

ANADIGICS ANNOUNCES DEFINITIVE AGREEMENT AND PLAN OF MERGER WITH AFFILIATES OF GAAS LABS, LLC

AND THIRD QUARTER RESULTS

Cash Tender Offer in Amount of $0.35 per Share or Approximately $32 Million

Quarterly Net Sales of $12.1 Million

Non-GAAP Gross Margin of 14.3%

Quarterly GAAP EPS ($0.07); Non-GAAP EPS ($0.06)

WARREN, N.J., November 12, 2015— ANADIGICS, Inc. (Nasdaq: ANAD) (the “Company”), a world leader in radio frequency solutions, today announced the Company has entered into a definitive agreement and plan of merger (the “Agreement”) with affiliates of GaAs Labs, LLC (collectively, “GaAs Labs”) and reported financial results for the third quarter of 2015. The Company will be acquired for $0.35 per share through a cash tender offer, representing a premium of 38.2% percent based on the average closing price of ANADIGICS’ shares of common stock during the 30-day trading period ended November 11, 2015.

“We are excited to announce the planned transaction with GaAs Labs,” stated Ron Michels, chairman and CEO of ANADIGICS. “We believe it will provide a platform to accelerate innovation and product development in support of revenue growth in our key target markets of CATV, Small Cell, WiFi and optical. GaAs Labs brings a wealth of RF semiconductor industry knowledge and a proven track record of success that we expect will strengthen our ability to provide our customers with a broader portfolio of innovative and valuable product offerings.”

“We are thrilled to add ANADIGICS, an innovator of RF solutions for infrastructure and optical market applications, to our RF semiconductor portfolio,” said John Ocampo, co-founder and president of GaAs Labs. “We look forward to leveraging ANADIGICS’ products and technologies as a platform for growth in an array of exciting communications markets."

Tender Offer and Closing

Under the terms of the Agreement, GaAs Labs will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of ANADIGICS (the “Shares”) at a purchase price of $0.35 per share, net to the seller in cash, without interest, less any applicable withholding taxes. Upon satisfaction of the conditions to the tender offer and after such time as all shares tendered in the tender offer are accepted for payment, the Agreement provides for the parties to effect, as promptly as practicable, a merger which would result in all shares not tendered in the tender offer being converted into the right to receive $0.35 per share in cash. The tender offer is subject to customary conditions, including the tender of at least a majority of the outstanding shares of ANADIGICS' common stock on a fully diluted basis and obtaining certain regulatory approvals, and is expected to close in December 2015 or January 2016. Terms of the Agreement were unanimously approved by the board of directors of ANADIGICS. Upon completion of the Offer and subject to the terms and conditions of the Agreement, ANADIGICS will operate as a wholly-owned subsidiary of GaAs Labs.

Exhibit 99.1

Under the terms of the Agreement, ANADIGICS may solicit superior proposals from third parties for a "go-shop" period of 25 calendar days continuing through December 6, 2015. It is not anticipated that any developments will be disclosed with regard to this process unless and until ANADIGICS' board of directors makes a decision to pursue a potential superior proposal. Needham & Company, LLC, financial advisor to ANADIGICS, will assist with the go-shop process. There are no guarantees that this process will result in a superior proposal. The Agreement provides GaAs Labs with a customary right to match a superior proposal. The Agreement also provides for certain break-up fees payable to GaAs Labs in connection with the termination of the Agreement under certain circumstances.

Needham & Company, LLC is acting as financial advisor, and Greenbaum Rowe Smith & Davis, LLP is acting as legal adviser to ANADIGICS. Perkins Coie LLP is acting as legal advisor to GaAs Labs.

Third Quarter Financial Results

ANADIGICS released its third quarter results on Thursday, November 12, 2015. For the third quarter, the Company had net sales of $12.1 million, a sequential decrease of 23.3%, and non-GAAP gross profit for the third quarter of 2015 was 14.3%, a sequential decline of 617 basis points driven principally by the lower revenue.

Non-GAAP operating expenses for the third quarter of 2015 were $7.5 million, compared to $7.7 million in non-GAAP operating expenses for the second quarter of 2015.

GAAP net loss for the third quarter of 2015 was $6.2 million, or ($0.07) per diluted share.  Non-GAAP net loss for the third quarter of 2015 was $5.7 million, or ($0.06) per share.

As of October 3, 2015, cash and cash equivalents totaled $11.7 million, or net cash of $7.9 million, after excluding $3.8 million drawn under the Company’s credit facility with Silicon Valley Bank (SVB). SVB provided a waiver on the minimum EBITDA covenant as of October 3, 2015 related to the three-month period then ended. Consequently, as of October 3, 2015, the Company was in full compliance with the covenants of the SVB loan agreement.

Exhibit 99.1

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP net income and loss per share. Management uses these measures to evaluate the Company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the Company's business from the same perspective as the Company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude amounts related to stock-based compensation, marketable securities’ adjustments, certain non-recurring charges to cost of goods and restructuring charges. Non-GAAP measures are used by some investors when assessing the ongoing operating and financial performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However, the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures.

The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

In light of the announcement of the definitive agreement and plan of merger, the conference call to discuss the third quarter earnings previously scheduled for 5:00 p.m. ET on November, 12, 2015 has been cancelled and the Company will not be providing guidance for the fourth quarter of 2015.

Recent Highlights

October 14 - ANADIGICS Expands DOCSIS 3.1 Infrastructure Amplifier Portfolio

October 13 - ANADIGICS Launches New Family of DOCSIS 3.1 Hybrid Line Amplifier Infrastructure Modules

October 12 - ANADIGICS Launches Family of New Hybrid Line Amplifiers for CATV Infrastructure

September 9 - ANADIGICS Launches Three New Small-Cell Wireless Infrastructure Power Amplifiers

August 26 - ANADIGICS WiFi Infrastructure Solution Enables Ubiquiti Networks’ Link Distance Milestone

August 19 - ANADIGICS WiFi Infrastructure Solutions Selected by Buffalo for New 802.11ac Router

Exhibit 99.1

About ANADIGICS, Inc.

ANADIGICS, Inc. (NASDAQ: ANAD) (the “Company”) designs and manufactures innovative radio frequency (RF) solutions for the growing CATV infrastructure, small-cell, WiFi, and cellular markets. Headquartered in Warren, NJ, ANADIGICS offers RF products with exceptional reliability, performance and integration to deliver a unique competitive advantage to OEMs and ODMs for infrastructure and mobile applications. The Company’s award-winning solutions include line amplifiers, upstream amplifiers, power amplifiers, front-end ICs, front-end modules and other RF components. For more information, visit www.anadigics.com

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", "goal," "objective," "plan" or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause results to differ materially from those expressed or implied by such forward-looking statements. Further, all statements, other than statements of historical fact, are statements that could be deemed forward-looking statements.  We assume no obligation and do not intend to update these forward-looking statements, except as may be required by law. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and those discussed elsewhere herein.

Notice to Investors

The tender offer for the outstanding shares of common stock of ANADIGICS described in this communication has not yet commenced. This communication is for informational purposes only and is not an offer to purchase any shares of ANADIGICS or a solicitation of an offer to sell securities. At the time the tender offer is commenced, GaAs Labs will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the Securities and Exchange Commission (“SEC”) and ANADIGICS will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Such materials will be made available to ANADIGICS stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Exhibit 99.1

Investor Relations

Terrence Gallagher

Executive Vice President and CFO

ANADIGICS, Inc.

141 Mt. Bethel Road

Warren, NJ 07059

Tel: +1 908 668-5000

E-mail: tgallagher@anadigics.com

Exhibit 99.1

ANADIGICS, INC.

Consolidated Statements of Operations

(Amounts in thousands, except per share amounts, unaudited)

	Three months ended		Nine months ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

Net sales	$12,123	$18,871	$46,365	$65,403
Cost of sales	10,495	16,038	37,756	59,654
Gross profit	1,628	2,833	8,609	5,749
Research and development expenses	4,695	5,600	14,969	21,438
Selling and administrative expenses	3,080	3,792	10,403	13,454
Restructuring charges	-	105	561	5,965
Operating loss	(6,147)	(6,664)	(17,324)	(35,108)
Interest and other (expense) income, net	(8)	(5)	(36)	1,655
Net loss	$(6,155)	$(6,669)	$(17,360)	$(33,453)

Net loss per share:
Basic and diluted	$(0.07)	$(0.08)	$(0.20)	$(0.39)

Basic and dilutive shares outstanding	88,524	86,199	87,889	85,550

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

GAAP net loss	$(6,155)	$(6,669)	$(17,360)	$(33,453)
Stock compensation expense
Cost of sales	110	183	650	705
Research and development	185	374	1,110	1,450
Selling and administrative	127	315	984	1,916
Cost of sales charge (1)	-	-	-	2,080
Marketable securities redemptions (2)	-	-	-	(1,728)
Restructuring charges (3)	-	105	561	5,965
Non-GAAP net loss	$(5,733)	$(5,692)	$(14,055)	$(23,065)

Non-GAAP loss per share (*):
Basic and diluted	$(0.06)	$(0.07)	$(0.16)	$(0.27)

Supplemental Information
Infrastructure	$9,139	$10,036	$32,591	$29,424
Mobile	2,984	8,835	13,774	35,979
Net Sales	$12,123	$18,871	$46,365	$65,403

Depreciation	$1,838	$2,513	$6,038	$8,821

(*) Calculated using related GAAP shares outstanding

(1)	Cost of sales charge for the nine months ended September 27, 2014 included $2,080 inventory write-down.
(2)	Marketable securities adjustments included realized gains upon redemptions.
(3)

Restructuring for the nine months ended October 3, 2015 includes $611 workforce reduction, partly offset by a $50 realized gain on the sale of a certain surplus fixed asset previously classified as held for sale. Restructuring charges for the three months ended September 27, 2014 included $1,696 workforce reduction and $1,591 realized gain on the sale of certain surplus fixed assets identified following a strategic restructuring in the second quarter of 2014. The nine months ended September 27, 2014 included $3,834 workforce reduction charges and $3,722 fixed asset writedowns, partly offset by $1,591 from realized gain on the sale of certain surplus fixed assets.

Exhibit 99.1

ANADIGICS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	October 3, 2015	December 31, 2014	(*)
	Unaudited
Assets

Current assets:
Cash and cash equivalents	$11,688	$18,430
Accounts receivable	4,763	5,335
Inventory	8,128	13,844
Prepaid expenses and other current assets	2,680	2,721
Assets held for sale	-	335
Total current assets	27,259	40,665

Plant and equipment, net	11,698	17,171
Other assets	110	180
	$39,067	$58,016

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$3,962	$5,913
Accrued liabilities	2,467	3,419
Accrued restructuring costs	95	904
Bank borrowings	3,800	4,000
Total current liabilities	10,324	14,236

Other long-term liabilities	701	1,122
Stockholders’ equity	28,042	42,658
	$39,067	$58,016

(*)

The condensed balance sheet at December 31, 2014 has been derived from the audited financial statements at such date but does not include all the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.